CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 149 to Registration Statement No. 333-142592 on Form N-1A of our report dated November 25, 2014, relating to the financial statements and financial highlights of BlackRock Secured Credit Portfolio, a series of BlackRock Funds II (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2014. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 28, 2015